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                                                                    EXHIBIT 10.1


                               THIRD AMENDMENT TO

                     BRIGHT HORIZONS FAMILY SOLUTIONS, INC.

                           1998 STOCK INCENTIVE PLAN

         This Third Amendment (this "Amendment") to the 1998 Stock Incentive Plan (the "Plan") is hereby established by Bright Horizons Family Solutions, Inc., a Delaware corporation (the "Company"), and adopted by its Board of Directors as of the 28th day of March, 2001 (the "Effective Date").

                                    RECITALS

         A. The Board of Directors of the Company (the "Board") previously approved, and the shareholders of the Company previously approved and adopted, the Plan.

         B. The Board has deemed that it is in the best interests of the Company to amend the Plan.

                                   AMENDMENT

         Paragraph (a) of Section 3 of the Plan is hereby deleted and replaced with the following:

                  "(a) As of the Effective Date, the aggregate number of shares of Common Stock that may be issued under the Plan shall be 2,250,000 shares. Of the total number of shares that may be issued under the Plan, an aggregate of 100,000 shares shall be reserved for issuance under Section 8 hereof, subject to increases at the discretion of the Board. The shares of Common Stock issuable under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. No officer of the Company or other person whose compensation may be subject to the limitations on deductibility under Section 162(m) of the Code shall be eligible to receive awards pursuant to this Plan relating to in excess of 200,000 shares of Common Stock in any fiscal year (the "Section 162(m) Maximum")."